EXHIBIT 99.2

Fourth

Quarter

Report

To

Shareholders

2005

December 31, 2005

HIGHLIGHTS
  We achieved our earnings objective for the year with a 14.8% increase in operating earnings per diluted share, excluding the effect of foreign currency translation.
  We purchased 2.4 million shares of Aflac's common stock in the fourth quarter.
  We upwardly revised our 2007 objective to a 15% to 16% increase in operating earnings per diluted share before currency translation.

TO OUR SHAREHOLDERS:

     The final quarter of 2005 concluded another record year for Aflac. The sales and financial results for Aflac U.S. and Aflac Japan were in line with our expectations. In fact, the continued financial strength of our operations allowed us to significantly increase our advertising expenditures in both markets during the fourth quarter. More importantly, we still achieved our earnings growth objective for the year. And we are especially proud that 2005 marked the 16th consecutive year in which we have met or exceeded our target for earnings-per-share growth.

FOURTH QUARTER RESULTS

     Total revenues were $3.6 billion in the fourth quarter of 2005, or 3.5% higher than the fourth quarter of 2004. Net earnings were $364 million, or $.72 per diluted share, compared with $410 million, or $.80 per share, a year ago. Net earnings in the fourth quarter of 2005 included realized investment gains of $68 million, or $.14 per diluted share, compared with realized investment losses of $4 million, or $.01 per share, a year ago. The significant realized investment gains in the quarter resulted from the bond-swap program we initiated in the third quarter. In addition, net earnings in the fourth quarter included a loss of $2 million, or $.01 per diluted share, resulting from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the fourth quarter of 2004, the impact from SFAS 133 reduced net earnings by $7 million, or $.01 per share. Net earnings in the fourth quarter of 2004 benefited by $128 million, or $.25 per diluted share, from a release of the valuation allowance for deferred tax assets resulting from passage of the American Jobs Creation Act of 2004.

     We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

     Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations. A reconciliation of operating to net earnings appears on Page 6.

     Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings when translating yen into dollars. We translate Aflac Japan's yen-denominated income statement into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of currency translation. The chart on Page 4 compares selected income statement items with and without currency changes to illustrate the effect of those changes.

     Operating earnings in the fourth quarter were $298 million, compared with $293 million a year ago. On a per-share basis, operating earnings rose 3.5% to $.59 per diluted share, compared with $.57 per share in the fourth quarter of 2004. Operating earnings reflected an after-tax charge of $18 million, or $.03 per diluted share, for writing off the remaining portion of previously capitalized system development costs in Japan. In addition, the significantly weaker yen/dollar exchange rate compared with a year ago reduced operating earnings per share by $.03 in the quarter.

     During the fourth quarter, we purchased 2.4 million shares of Aflac's common stock, bringing the total number of shares purchased for the year to 10 million. As of December 31, 2005, we had approximately 17 million shares available for purchase under the current authorization from the board of directors.

FULL YEAR RESULTS

     For the full year, total revenues rose 8.1% to $14.4 billion. Net earnings were $1.5 billion, or $2.92 per diluted share, compared with $1.3 billion, or $2.45 per share, a year ago. Net earnings in 2005 included realized investment gains of $167 million, or $.33 per diluted share, compared with realized investment losses of $5 million, or $.01 per share, a year ago. Net earnings also included a loss of $10 million, or $.02 per diluted share, from the impact from SFAS 133, compared with a loss of $13 million, or $.03 per share, in 2004. In addition, net earnings in 2005 included a benefit of $34 million, or $.07 per diluted share, from the release of a valuation allowance for deferred tax assets. Net earnings in 2004 benefited from the previously mentioned release of a valuation allowance for deferred tax assets of $128 million, or $.25 per diluted share. Net earnings in 2004 also reflected a one-time gain of $3 million, or $.01 per diluted share, as a result of the transfer of certain Aflac Japan pension obligations to the Japanese government.

     Operating earnings for the twelve months were $1.3 billion, or $2.54 per diluted share, compared with $1.2 billion, or $2.23 per share, in 2004. Excluding the negative impact of $.02 per share resulting from the weaker yen, we achieved our objective of increasing operating earnings per diluted share 14.8% to $2.56.

AFLAC JAPAN

     Aflac Japan's premium income in yen rose 6.3% in the quarter. Net investment income was up 10.1%. Investment income growth in yen terms benefited from the weaker yen/dollar exchange rate in the quarter because approximately 36% of Aflac Japan's investment income is dollar-denominated. Total revenues increased 7.0%. Although Aflac Japan's benefit ratio continued to improve, the profit margin declined slightly due to increased advertising expenses and the previously mentioned write down of capitalized system development costs. As a result, pretax operating earnings rose 5.0% in the fourth quarter. For the year, premium income in yen increased 6.3%, while net investment income rose 7.0%. Total revenues were up 6.6%, and pretax operating earnings grew 11.5%.

     The average yen/dollar exchange rate of 117.21 in the fourth quarter was 9.3% weaker than the average rate of 106.26 in the fourth quarter of 2004. For the year, the average exchange rate was 109.88, or 1.5% weaker than the rate of 108.26 a year ago.

     The weaker yen suppressed Aflac Japan's reported results in dollar terms. Premium income in the fourth quarter declined 4.1% to $2.1 billion. Net investment income was down .7% to $404 million. Total revenues decreased 3.5% to $2.5 billion. Pretax operating earnings were $337 million, or 4.9% lower than a year ago. For the year, premium income rose 4.5% to $8.7 billion. Net investment income was up 5.0% to $1.6 billion. Total revenues were $10.4 billion, or 4.7% higher than a year ago. Pretax operating earnings were $1.5 billion, an increase of 9.9% over 2004.

     Japanese investment yields were slightly higher than yields in the third quarter. The yield of a composite index of 20-year Japanese government bonds averaged 2.07% in fourth quarter of 2005, compared with 2.02% in the third quarter of 2005. We purchased yen-denominated investments at an average yield of 3.17% during the fourth quarter. Including dollar-denominated securities, our new-money yield for the quarter was 3.45%.

     Aflac Japan's total new annualized premium sales in the fourth quarter increased 6.1% from a year ago to 35.4 billion yen, or $302 million. For the year, total new annualized premium sales were up 5.1% to 128.8 billion yen, or $1.2 billion, which was in line with our objective for the year. We again produced strong growth from our stand-alone medical products. Sales from our EVER product line rose 19.6% over the fourth quarter of 2004 and accounted for 34% of total new sales. Dai-ichi Mutual Life posted strong results, with a sales increase of 31.2% over the fourth quarter of 2004. However, as expected, fourth quarter results also reflected sharp declines in Rider MAX sales. For 2006, we anticipate lower Rider MAX sales and weaker conversions will continue to restrain sales growth. Nevertheless, we expect to generate solid sales growth from our medical products. As a result, we believe sales will increase 5% to 8% in 2006.

AFLAC U.S.

     Aflac U.S. premium income increased 10.8% to $835 million in the fourth quarter. Net investment income rose 7.1% to $108 million. Total revenues were $945 million, an increase of 10.3%, while pretax operating earnings were down .3% to $129 million. The modest decline in pretax operating earnings resulted from a 60.0% increase in advertising expenses in the quarter. For the year, premium income rose 10.6% to $3.2 billion, and net investment income was up 6.5% to $421 million. Total revenues increased 10.0% to $3.7 billion. Pretax operating earnings rose 5.6% to $525 million.

     We continued to be pleased with the sales results of Aflac U.S. Total new annualized premium sales rose 7.5% to a record $369 million in the fourth quarter. Our accident/disability and cancer expense products remained the primary contributors to sales, accounting for a combined 70% of total sales in the quarter. We were also pleased with the sales of our most recent product introduction, Vision Now. This unique product, which was launched in July, provides both vision correction and general eye health benefits. Sales from Vision Now were $9 million in the fourth quarter. For the full year, total new sales were up 6.1% to $1.3 billion, which was in line with our annual target of a 3% to 8% increase. Our objective for 2006 is to increase total new sales 8% to 12%.

     We were also pleased with the growth of our U.S. sales force in the quarter. We recruited more than 5,200 new sales associates during the fourth quarter, or 7.5% higher than a year ago. For the full year, new agent recruitment rose 8.0%, which was consistent with our expectation of a 5% to 10% increase for 2005. We also continued our emphasis on training in order to improve producing agent growth. By the end of the year, we had introduced our new Coordinator in Training program to 64 of our 95 state sales organizations.

DIVIDEND

     Pending approval by the board of directors, Aflac will increase its quarterly cash dividend 18.2% from $.11 per share to $.13 per share. At its meeting on February 14, 2006, the board of directors will consider the dividend increase, which would take effect in the first quarter of 2006. If approved, the first quarter dividend will be payable on March 1, 2006, to shareholders of record at the close of business on February 17, 2006, and will mark the 24th consecutive year in which the dividend has been increased.

OUTLOOK

     We remain enthusiastic about the opportunities we see for continued growth in the United States and Japan. We believe both markets are well-suited to our products and distribution systems. Furthermore, record sales results in the United States in 2005 reinforce our belief that we have been taking the appropriate steps to improve our sales growth. To that end, we will continue to focus on the distribution side of our business model to help us achieve our sales objectives and improve our operation in the long term. Despite a more competitive marketplace in Japan, we believe Aflac continues to stand out in terms of product value. And we also believe our successful product launches in Japan last year and the strong sales from our core medical product line exemplify our leading market position.

     In addition to positioning Aflac for future growth, we also spent considerable time over the last year assessing our practice of disclosing earnings targets. As we suggested at our analyst meeting last May, our primary concern is to balance our desire to provide earnings guidance with the potential risks of doing so. After giving consideration to the current legal and regulatory environment, we have determined we will provide earnings guidance for 1 1/2 years rather than the 2 1/2-year projections we had previously provided. We are not taking this action because our business has become less predictable. To the contrary; the business attributes that have enabled us to accurately assess our future earnings potential remain intact today. However, given the potential risks to our company and shareholders, we believe it is not prudent to provide longer-term projections.

     We have retained our objective for increasing operating earnings per diluted share 15% to $2.92 before the impact of foreign currency translation in 2006. In May 2005, we established a 2007 objective of a 13% to 16% increase in operating earnings per diluted share before the effect of currency. Based on the development of our business since that time, we now believe it is reasonable to produce a 15% to 16% increase in operating earnings per diluted share in 2007 before currency fluctuations. We believe our financial modeling is sound and our modeling assumptions reasonable. And we believe that achieving our targets will be rewarding to our shareholders.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
January 30, 2006

Foreign Currency Translation		Three Month Results		Twelve Month Results

Effect on Operating Results		Including	Excluding	Including	Excluding
		Currency	Currency	Currency	Currency
Selected Percentage Changes(1)		Changes	Changes(2)	Changes	Changes(2)

(For the periods ended	Premium income	(.3)%	7.2%	6.1%	7.4%
December 31, 2005 - unaudited)
	Net investment income	1.6	7.0	5.8	6.7
[1] The numbers in this table are
presented on an operating basis,	Total benefits and
which is described on Page 1.	expenses	.1	7.6	5.5	6.8

[2] Amounts excluding currency	Operating earnings	1.8	6.8	12.0	12.8
changes were determined using
the same yen/dollar exchange	Operating earnings per
rate for the current period as	diluted share	3.5	8.8	13.9	14.8
the comparable period in
the prior year.

Consolidated Statements of Earnings			Aflac Incorporated and Subsidiaries

(In millions, except for share	Three Months Ended			Twelve Months Ended
and per-share amounts - unaudited)	December 31,			December 31,

	2005	2004	% Change	2005	2004	% Change

Revenues:
Premiums, principally
supplemental health insurance	$2,931	$2,939	(.3)%	$11,990	$11,302	6.1%
Net investment income	517	509	1.6	2,071	1,957	5.8
Realized investment gains (losses)	108	(4)		262	(12)
Other income (losses)	11	4		40	34

Total revenues	3,567	3,448	3.5	14,363	13,281	8.1

Benefits and expenses:
Benefits and claims	2,157	2,212	(2.5)	8,890	8,482	4.8
Acquisition and operating
expenses:
Amortization of deferred
policy acquisition costs	143	137		542	519
Insurance commissions	316	323		1,302	1,252
Insurance expenses	359	291		1,281	1,128
Interest expense	5	6		23	23
Other operating expenses	28	37		99	104

Total acquisition and
operating expenses	851	794	7.1	3,247	3,026	7.3

Total benefits and expenses	3,008	3,006.1		12,137	11,508	5.5

Earnings before income taxes	559	442	26.5	2,226	1,773	25.5
Income taxes	195	32		743	507

Net earnings	$364	$410	(11.1)%	$1,483	$1,266	17.2%

Net earnings per share:
Basic	$.73	$.81	(9.9)%	$2.96	$2.49	18.9%
Diluted	.72	.80	(10.0)	2.92	2.45	19.2

Common shares used in computing EPS (In thousands):
Basic	499,112	504,495	(1.1)%	500,939	507,333	(1.3)%
Diluted	506,084	512,934	(1.3)	507,704	516,421	(1.7)

Cash dividends paid per share	$.11	$.095	15.8%	$.44	$.38	15.8%

Prior year amounts have been adjusted for adoption of SFAS 123R on January 1, 2005.

Reconciliation of Operating to Net Earnings			Aflac Incorporated and Subsidiaries

(In millions, except for per-share	Three Months Ended			Twelve Months Ended
amounts - unaudited)	December 31,			December 31,

	2005	2004	% Change	2005	2004	% Change

Operating earnings	$298	$293	1.8%	$1,292	$1,153	12.0%
Reconciling items, net of tax:
Realized investment gains (losses)	68	(4)		167	(5)
Impact from SFAS 133	(2)	(7)		(10)	(13)
Release of deferred tax asset
valuation allowance	-	128		34	128
Japanese pension obligation transfer	-	-		-	3

Net Earnings	$364	$410	(11.1)%	$1,483	$1,266	17.2%

Operating earnings per share - diluted	$.59	$.57	3.5%	$2.54	$2.23	13.9%
Reconciling items, net of tax:
Realized investment gains (losses)	.14	(.01)		.33	(.01)
Impact from SFAS 133	(.01)	(.01)		(.02)	(.03)
Release of deferred tax asset
valuation allowance	-	.25		.07	.25
Japanese pension obligation transfer	-	-		-	.01

Net earnings per share - diluted	$.72	$.80	(10.0)%	$2.92	$2.45	19.2%

Prior year amounts have been adjusted for adoption of SFAS 123R on January 1, 2005.

Consolidated Balance Sheets	Aflac Incorporated and Subsidiaries

(In millions, except for share and per-share amounts - unaudited) December 31,	2005	2004

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$28,142	$29,166
Perpetual debentures	4,370	4,019
Equity securities	84	77
Securities held to maturity, at amortized cost:
Fixed maturities	10,867	10,080
Perpetual debentures	4,172	4,759
Other investments	57	41
Cash and cash equivalents	1,297	3,813

Total investments and cash	48,989	51,955
Receivables, primarily premiums	479	417
Receivables for security transactions	105	1
Accrued investment income	484	495
Deferred policy acquisition costs	5,590	5,595
Property and equipment, net	448	515
Other	266	348

Total assets	$56,361	$59,326

Liabilities and shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$37,853	$39,360
Unpaid policy claims	2,504	2,355
Unearned premiums	594	593
Other policyholders' funds	1,378	1,248
Notes payable	1,395	1,429
Income taxes	2,577	2,445
Payables for return of cash collateral on loaned securities	622	2,887
Other	1,511	1,433

Total liabilities	48,434	51,750

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	791	676
Retained earnings	8,048	6,785
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	77	222
Unrealized gains on investment securities	1,917	2,417
Minimum pension liability adjustment	(37)	(28)
Treasury stock	(2,934)	(2,561)

Total shareholders' equity	7,927	7,576

Total liabilities and shareholders' equity	$56,361	$59,326

Shareholders' equity per share	$15.89	$15.04

Shares outstanding at end of year (In thousands)	498,894	503,608

Prior year amounts have been adjusted for adoption of SFAS 123R on January 1, 2005.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Aflac Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: 706.323.3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance may
call our toll-free telephone number, 800.99.Aflac or
800.992.3522. For assistance in Spanish, call 800.si.Aflac
or 800.742.3522.
     Sales associates should call 800.462.3522.

Shareholder and Investor Inquiries

     If you have questions about Aflac, call our toll-free
telephone number, 800.235.2667, and use the following
options:
     Press 1 to receive financial information by mail.
     Press 2 to speak to a Shareholder Services
representative regarding your Aflac stock account.
     Press 3 to speak to an Investor Relations
representative regarding Aflac's financial
performance or other investor-related issues.

Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     800.235.2667 or 706.596.3264
     Fax: 706.324.6330
     kjanke@aflac.com